EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 5 to Form S-3, No. 33-46171) and related Prospectus of Codorus Valley Bancorp, Inc. pertaining to the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, and to the incorporation by reference therein of our report dated January 9, 2004, with respect to the consolidated financial statements of Codorus Valley Bancorp, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Beard Miller Company LLP

Harrisburg, Pennsylvania
July 30, 2004